Exhibit 21

Subsidiaries of Lockheed Martin Corporation

Name of Subsidiary	Place of Formation

Helicopter Support, Inc.	Connecticut
Lockheed Martin Aerospace Systems Integration Corporation	Delaware
Lockheed Martin Australia Pty Limited	Australia
Lockheed Martin Canada Inc.	Canada
Lockheed Martin Desktop Solutions, Inc.	Virginia
Lockheed Martin Engine Investments, LLC	Delaware
Lockheed Martin Global, Inc.	Delaware
Lockheed Martin Integrated Systems, Inc.	Delaware
Lockheed Martin Integrated Technology, LLC	Delaware
Lockheed Martin Investments Inc.	Delaware
Lockheed Martin Logistics Management, Inc.	Oklahoma
Lockheed Martin Operations Support, Inc.	Delaware
Lockheed Martin Services, Inc.	Delaware
Lockheed Martin Space Alliance Company	Delaware
Lockheed Martin UK Ampthill Limited	United Kingdom
Lockheed Martin UK Limited	United Kingdom
Polskie Zaklady Lotnicze Sp. zo.o	Poland
Sandia Corporation (d/b/a Sandia National Laboratories)	Delaware
Sikorsky Aircraft Corporation	Delaware
Sikorsky International Operations, Inc.	Delaware
Sytex, Inc.	Pennsylvania
Zeta Associates, Inc.	Virginia

We have additional operating subsidiaries that, if considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

All of the above listed subsidiaries have been consolidated in our consolidated financial statements.